Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

PWAV - Q2 2008 Powerwave Technologies Earnings Conference Call

Event Date/Time: Jul. 31, 2008 / 2:00PM PT

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CORPORATE PARTICIPANTS

Tom Spaeth

Powerwave Technologies, Inc. – Treasurer

Kevin Michaels

Powerwave Technologies, Inc. – CFO

Ron Buschur

Powerwave Technologies, Inc. – President & CEO

CONFERENCE CALL PARTICIPANTS

Mike Walkley

Piper Jaffray – Analyst

George Iwanyc

Oppenheimer – Analyst

Jeff Kvaal

Lehman Brothers – Analyst

Ken Muth

Robert Baird – Analyst

Kim Watkins

JPMorgan – Analyst

Brian Modoff

Deutsche Bank – Analyst

Thomas Lee

Goldman Sachs – Analyst

Rich Valera

Needham & Company – Analyst

Bill Choi

Jefferies – Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second quarter 2008 Powerwave Technologies earnings conference call. My name is Eric and I will be your coordinate for today. Now at this time all participants are in a listen-only mode. We will facilitate the question-and-answer session at the end of the conference. (OPERATOR INSTRUCTIONS)

I would now like the turn the presentation over to the treasurer, Tom Spaeth. Please proceed.

Tom Spaeth – Powerwave Technologies, Inc. – Treasurer

Thanks, Eric. Good afternoon and welcome to the Powerwave Technologies second quarter 2008 financial results conference call. I am Tom Spaeth, Powerwave’s Treasurer. Joining us today will be Ron Buschur, Powerwave’s President and Chief Executive Officer, and Kevin Michaels, Powerwave’s Chief Financial Officer. Before starting I would like to point out that various remarks we may make about future expectations, plans and prospects for Powerwave, including but not limited to: Anticipated revenue and revenue growth rates; operating margins; gross profit margins; earnings per share levels; cash flow projections; revenue composition; improvements in cost structure; cost savings related to our facility consolidations; future cost savings related to our cost reduction activities; demand levels for the Company’s product lines; projected growth in market share; trends in the wireless infrastructure market; the timing of product deliveries and future orders; the timing of the closing of our Maryland manufacturing facility; the success of new products; expense levels; capital expenditure rates; inventory turns; tax rates; and day sales outstanding are all forward-looking statements. These statements are subject to numerous risks and uncertainties that could cause Powerwave’s actual results to be materially different from those projected or implied.

Some of the risks and uncertainties including — include our ability to: Accurately forecast and anticipate customer orders; integrate acquisitions and realize anticipated cost savings and synergies;, the potential negative impact on demand for our products due to industry consolidation among our major customers; fluctuations in foreign currencies; the ability to accurately forecast cash flows and credit collections; the impact of competitive products and pricing; economic and political conditions; and the loss of one or more significant customer accounts. Please refer to our press release, Powerwave’s current Form 10-Q, for the quarterly period ended March 30, 2008, and our Form 10-K for the fiscal year ended December 30, 2007 and other filings, which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied.

In addition, on this call we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements, as prepared under GAAP, is included in our press release dated today, which can be found on our website at Powerwave.com and on Business Wire. The press release also has detailed information concerning several of the significant items impacting our results and we urge you to review that information.

Now I’m going to turn the call over to Kevin Michaels, Powerwave’s Chief Financial Officer.

Kevin Michaels – Powerwave Technologies, Inc. – CFO

Thank you, Tom, and good afternoon, everyone. With all of the risk factors in mind I’d like to start out by reviewing our financial results, which are also summarized in our press release. Net sales for the second quarter of 2008 were $245.6 million and we reported a net loss of $10.2 million, which equates to a GAAP net loss of $0.08 per share. The GAAP loss includes approximately $6.1 million of restructuring and impairment charges, which includes charges related to the restructuring and consolidation of several of our facilities, as well as severance costs. There was also an additional $8.9 million of noncash intangible asset amortization related to our prior acquisitions. All of these charges and amortization totals approximately $15 million for the second quarter of 2008.

On a pro forma basis, excluding all restructuring and impairment charges and intangible asset amortization, we had pro forma net income of $5.2 million, or pro forma net earnings of $0.04 per share. I want to note that included in both our GAAP and pro forma results is the impact of approximately $1.3 million of pretax stock-based compensation due to FAS 123(R), almost all which is included in operating expenses. Excluding this expense from our reported results adds approximately $0.01 to EPS for both GAAP and pro forma results. This is the same impact as in the prior-year period.

On a geographic basis, our total America’s revenue for the second quarter of 2008 was approximately $83.1 million, or 34% of revenue; total Asian sales were approximately 30% of revenue, or $72.8 million; and total European and other international revenues were $89.7 million, or approximately 36% of revenue. We saw significant growth in both the European region, as well as the Asia Pacific region compared with the first quarter of this year. In addition, while our Americas revenue was basically flat compared with the first quarter of this year, we did see good strength in our direct operator business in the Americas, which was offset by a decline in our OEM business in North America. Our second quarter revenue increased 32% over the second quarter a year ago and was largely driven by increased demand across all of our markets. When we factor out the impact of changes in foreign exchange rates on our second quarter revenue, which equates to approximately 7.6% of our revenue, we still had had an annual growth rate of 22% when compared with the prior-year period.

In the second quarter sales of products within our antenna systems product group totaled $68.5 million, or 28% of total revenue; base station subsystem sales totaled $148.8 million, or 61.1% of revenue; and coverage solution sales total $28.3 million, or 11% of revenue. Our total 3G-related sales were approximately $95.7 million, or 39% of our total revenue; our 2G and 2.5G-related sales were approximately $144.3 million, or 59% of revenue; and our WiMAX sales were $5.6 million, or 2% of revenue. In terms of our customer profile for the second quarter, total OEM sales accounted for approximately 56% of our total revenue and direct and operator sales accounted for approximately 44%.

Moving on to gross margins, on a GAAP basis our total consolidated gross profit margin was 20% for the second quarter. In our press release on page 3, there is a table with the reconciliation of the various factors impacting our gross margin for the quarter. On a pro forma basis, excluding restructuring and impairment charges and noncash intangible asset amortization totaling $11.4 million, our total gross profit margin was 24.7%. On a GAAP basis, our reported cost of goods sold includes a credit of approximately $1.6 million related to the sales of inventory to several customers that was previously determined to be excess and obsolete to our on-going requirements. This represents a pick up of approximately

0.7% of gross margin, and when you subtract that from our reported pro forma, our adjusted pro forma gross margin was 24%, which is up from an adjusted pro forma gross margin of 23.2% on a similar basis in the first quarter of 2008.

Many factors impact our gross margin during a quarter and during the second quarter, we experienced a significant increase in our transportation related costs which we believe was directly related to the rapid rise in oil prices during the quarter. Given our global manufacturing footprint we rely heavily on various transportation methods, which caused us to incur extra expense in the quarter that we were not able to pass on to our customers. We have calculated that these increases had a negative impact of over 1% on our second quarter gross margins when compared with just the first quarter of this year. While we are concerned about future oil prices and any related impact to our business, such as any increases in raw materials, pricing and transportation costs, we are taking actions to reduce our exposure to these costs when possible. This includes increasing local production where it is cost effective to do so. For the remainder of 2008 we continue to focus on improving our gross margins. We have additional work to do to finish both our supply chain consolidation activities and further reduce our manufacturing overhead costs, as well as driving sales of higher margin products within our business.

Next I will review our operating expenses for the second quarter. Our sales and marketing expenses were $13.2 million, research and development expenses were $20.8 million, and G&A expenses were $16 million. Excluding restructuring and impairment charges and intangible amortization for the second quarter, which totaled $3.6 million, our total operating expenses equaled approximately $50 million. This amount includes approximately $1.5 million of an employee bonus accrual for the second quarter. As a note, this is the first time we have accrued a bonus since fiscal year 2005. We remain committed to our cost reduction plans and we will continue to execute on these plans in the quarters to come. As we have previously stated, our quarterly operating expense target of $45 million for the second half of this year excludes any amortization of intangibles and restructuring and impairment costs, as well as any employee bonus accruals.

In terms of other income and expense, we recorded a total of approximately $4.7 million of other expense in the second quarter of 2008. The main contributors to this expense were two items, the first being the on-going interest expense associated with our outstanding convertible notes and the second being the foreign exchange translation loss for the quarter. The foreign exchange translation loss was approximately $2.6 million. This loss was due to significant changes in the value of the US dollar versus several currencies, especially the Indian, Chinese and Hungarian currencies. For the second quarter our tax rate was impacted by minor tax payments and valuation allowances on our deferred tax assets. While we will continue to evaluate our future tax rate based upon our diverse international operations, we continue to estimate that our effective worldwide tax rate will be approximately 10% for fiscal 2008. I want to stress that this estimate will fluctuate based upon our actual results. For the first six months on a full GAAP basis our rate was approximately 9%.

Next I will review our balance sheet. Total cash at June 29, 2008 was approximately $84.3 million, of which $3.2 million is restricted cash. Cash flow from operations was a use of cash of approximately $3 million. During the quarter, we paid approximately $10.2 million in relation to a Swedish tax claim that was included in the original LGP Algone acquisition. If you exclude this one-time settlement payment from the cash flow calculation we would have generated positive cash flow for the quarter of approximately $7 million. Our total capital spending was approximately $1.8 million for the quarter. We remain extremely focused on cash flow generation and believe that our operations will be cash flow positive for remainder of the year.

During the current third quarter we have a number of one-time items that will reduce our current cash balance. These include the repayment of the outstanding convertible notes that were due on July 15th. The total amount outstanding, including interest, was $13.7 million and was repaid in full on that date. In addition, we have paid approximately $4.1 million as a deferred payment related to our Versaflex acquisition. These items total approximately $18 million and have already been paid in the third quarter. I do want to highlight that we now have paid all of the short-term debt that was outstanding at the end of the second quarter and we have no other long-term debt coming due until 2011. We believe that we are well positioned from a balance sheet perspective and that our future cash flows should further strengthen our balance sheet.

Looking at other items on the balance sheet, our net inventory was $91.2 million, which represents inventory turns of approximately 8.1 times. We remain extremely focused on maintaining and improving our industry-leading inventory turns, which should over time help us to free up some of the cash on our balance sheet. Our total net accounts receivable decreased slightly to $254.8 million, resulting in our AR day sales outstanding decreasing to approximately 94 days from 103 days in the first quarter of 2008.

Before turning the call over to Ron, I would like to remind you that we do not provide quarterly guidance. We believe that our investors are better served by focusing on long-term trends as opposed to the short-term volatility that is inherent in the markets that we compete in. In terms of our guidance for fiscal year 2008, please note that our guidance remains subject to a number of risks and uncertainties that could impact our future outlook and results and many of these are detailed in our public filings with the SEC. With all of that in mind, based upon our current expectations for this year, we are increasing our target fiscal year 2008 annual revenue range to $920 million to $960 million from our previous guidance range of $880 million to $920 million. While we are increasing our forecasted revenue for fiscal 2008, we want to stress that we remain conservative in our outlook for overall capital spending within the wireless infrastructure industry. We realize that we are all in a tough economic environment and we expect to see various operators control their overall capital spending in this type of environment. While these are factors that are not in our control, we believe that we — that there are opportunities for Powerwave to continue to do well in this environment.

With that I’d like to turn the call over to Ron Buschur, Powerwave’s President and Chief Executive Officer.

Ron Buschur – Powerwave Technologies, Inc. – President & CEO

Thank you, Kevin, and good afternoon, everyone. I’m very proud and pleased with our results for the second quarter and I would like to recognize all of the hard work of our employees and our suppliers who are helping us move towards our long-term goals. We are making significant progress in returning our Company to profitability. On a pro forma basis we reached an operating margin of 4.3% and generated $0.04 in earnings. While these are strong results within a slow macroeconomic environment, we still have much more work to do and we remain extremely focused on our objective of reducing our overall cost structure in the manufacturing, supply chain, and operation expense areas. We will continue to execute on our restructuring and cost reduction plans in order to lower our operating expense. These actions will help lower our break-even targets and improve our gross margins, as well as drive increased profitability.

In terms of Powerwave’s on-going restructuring and cost reduction activities, we continue to believe that we can reach our initial targeted pro forma gross margin range of 25% and reduce our quarterly operating expenses to $45 million in the second half of this year. As Kevin mentioned, we are cautious about the overall demand for capital spinning in the wireless industry, but we believe that we will be able to continue to increase demand from our direct operator markets, as well as certain of our OEM customers. We believe the wireless network operators throughout the world are looking for ways to improve their wireless network performance more cost effectively, using solutions like the ones we provide rather than investing in new base stations.

These solutions are where Powerwave is well positioned and we have been investing and we will continue to invest our research and development dollars enhancing our product and technological leadership position with our customers, providing them with cost-effective solutions. We believe there are great opportunities for us to expand our revenue, customer base, and market share utilizing these solutions. As I noted earlier, we still have a lot of work ahead of us and we are extremely focused on improving Powerwave’s profitability and performance, which will generate the level of shareholder value you deserve. As I am sure you’re aware, this remains a very competitive industry, with external factors like oil prices, raw material cost increases, transportation costs adding to the complexity and challenges of our business.

Now I’d like to review some highlights and activities in the second quarter. In this wireless environment, in which many OEMs are experiencing slowdown, Powerwave was able to grow our direct network operator sales by over 45% from the first quarter. While our largest OEM customer remained relatively steady, we did experience lower sales in our overall OEM business of almost 10% when compared to the first quarter. We believe that this performance helps validate our OEM and direct operator model strategy. As we stated before, in a slow economic period, operators would normally look to reduce their capital spend, but today, the demand for wireless services is strong and the operators are willing to invest in cost-effective solutions to enhance and leverage their existing networks and capital equipment. This is where Powerwave is focused, providing leading-edge, cost-effective solutions for the global wireless infrastructure marketplace.

In terms of the product areas, we saw our antenna systems revenue increase by 32% sequentially and 77% year over year, far more than the overall industry growth rates that have been reported. In addition, our coverage solution product segment, an area we have been focusing a lot of our attention, we saw a 29% sequential growth and 122% growth over the second quarter a year ago. Looking at our top customers, for the second quarter, total revenues for Nokia Siemens was approximately $68 millions and accounted for approximately 28% of our total revenues. Revenue for Alcatel-Lucent was approximately $39 million, which represented approximately 16% of our revenue. AT&T wireless revenue was approximately $25 million, which represented approximately 10% of our revenue. I want to note that while we did see an increase in sales to AT&T, with whom Powerwave has an excellent relationship with, AT&T only represented 10% of our total revenue, and only 23% of our total direct network operator business. This certainly highlights that during the second quarter we have continued to diversify and expand our direct network operator customer base on a global basis.

At the end of the second quarter, we announced our plan to close our manufacturing operations in Maryland. We expect to have this production activity transferred from our Maryland location by the end of the third quarter. This production will be transferred to Asia, as well as to our location in southern California. As many long-term investors may recall, our corporate headquarters, located in southern California, was at one time our major manufacturing location and this site will now be used as a low-volume, high-mix production area, as well as final system integration for large solutions that will be delivered to customers in North America. We do believe that these actions will further leverage and reduce our overall operating expenses by consolidating US production capabilities and help offset the steep increase in transportation costs that have occurred over the last year.

From an overall market standpoint we are optimistic about Powerwave’s opportunities in 2008 and I believe we are well positioned with the network operators, with the right solutions, as well as the right personnel to gain market share. Our revised guidance for 2008 now reflects an annual growth rate of over 20%, more than double what most industry analysts are predicting for the total market growth in 2008. Clearly, we believe that Powerwave has one of the strongest product portfolios, the best personnel, and engineering resources, as well as the most advanced leading-edge technology solutions for the next generation of wireless products. I continue to believe that this team, these solutions, and the wireless industry creates exciting and growing opportunities for Powerwave Technologies investors and employees in the years ahead.

I would now like to turn the call over to Eric, the operator, and address any questions you may have.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Your first question comes from the line of Mike Walkley with Piper Jaffray. Please proceed.

Mike Walkley – Piper Jaffray – Analyst

Thank you. Congratulations on the strong results. Kevin, just a clarification question for you. In terms of the bonus accrual, is that something we would anticipate for the back half of the year if you continue these type of trends on the top line or is this quarter what you think is enough for the year? And then I have some follow-up questions.

Kevin Michaels – Powerwave Technologies, Inc. – CFO

No, if we can continue on an improving trend we would expect to see additional accruals in the back half of the year.

Mike Walkley – Piper Jaffray – Analyst

Okay, great. Thanks. In terms of your guidance, basically the mid-point would be basically flat in the second half of the year, can you give us just a little granularity on the thought process there in what’s a tough macro environment. Are we assuming seasonally slower Europe, like we usually get, which is a big piece of your business? Is that the best way to think about Q3 into Q4?

Ron Buschur – Powerwave Technologies, Inc. – President & CEO

That’s correct, Mike. As you know, the seasonality that typically takes place and the slowness in the European market in the third quarter has made us a little bit more conservative in our view for the third quarter results and quite frankly, just the global macro environment allows us, I think, to step back and maybe just be a little bit more prudent in our view. But as we said, we still think there is a tremendous opportunity for growth yet and the demand that we’re seeing in parts of the APAC region and Europe are very exciting for us and we’re pleased with the opportunities that we see here in the short term.

Mike Walkley – Piper Jaffray – Analyst

Okay. Thanks. Just building on that, one of your largest customers exiting Q1 talked about they were disappointed in inventory levels. It sounds like that has improved. Any color in terms of your inventory with your leading OEM customers?

Ron Buschur – Powerwave Technologies, Inc. – President & CEO

I really can’t comment on what maybe Nokia or others are talking about their inventory levels. We certainty have to continue to focus and I think as you can see our inventory turns have improved. We have to bring in a little bit more raw material than what we would liked just due the ramp that we’re on in our production facilities, but I envision the inventories to continue to improve as we go into Q3 and at this point we’re not alarmed with the inventory levels we’re carrying.

Mike Walkley – Piper Jaffray – Analyst

Okay, great. I’ll just ask one more for you, Ron, and then pass it on. In terms of the coverage system, you mentioned the strong growth there, and I know this business is also a lumpy type business, but is that $28 million as you look out and over the next several quarters is that a type of level business you think is sustainable for the higher margin PC or portfolio?

Ron Buschur – Powerwave Technologies, Inc. – President & CEO

Well, we certainly want to continue, Mike, as you know, to grow that segment of the business. You highlighted that it’s a very lumpy market segment. I would like to say it’s a longer sales cycle, typically, than more of a lumpy type of environment because it’s a pretty sophisticated system you’re selling so the sales cycles are typically longer. But we have certainly invested a lot of R&D into that market segment, those products and solutions that support that area, so I want to continue to grow that market segment and we’re going to be aggressive in pursuing those opportunities.

Mike Walkley – Piper Jaffray – Analyst

I guess just to clarify then, was there a major contract that closed during the quarter on which we — you still have pretty good visibility into that business in the back half of the year?

Ron Buschur – Powerwave Technologies, Inc. – President & CEO

Well, we’re — I wouldn’t say there was one major contract. These are typically multiple smaller programs or contracts that you win in this in-building coverage or enterprise type of business, so there’s multiple projects that we have in the queue and we feel pretty good about our positioning for the rest of the year in these segments. But again the sales cycles are just a little bit longer than what you have with the conventional products that Powerwave has.

Mike Walkley – Piper Jaffray – Analyst

Okay. Great. Well, good luck and continue to get that cost structure looking better.

Ron Buschur – Powerwave Technologies, Inc. – President & CEO

We will. We’ll continue to focus on that. Thank you.

Operator

Your next question comes from the line of George Iwanyc with Oppenheimer. Please proceed.

George Iwanyc – Oppenheimer – Analyst

Congratulations on the results, guys. When you look at the direct carrier sales, you had a nice increase there, how sustainable do you think that is and what areas are really driving the growth, what type of products? And in addition to AT&T what are you seeing in Europe and with other carriers?

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Well, I think you can certainly see, George, that we have had good success in the APAC region, as well as European region with our network operator sales. I’m glad you picked up on the point that obviously we’ve expanded our customer base beyond just one operator to do that and that was a point we were trying to make. Looking at the product segments, when we look at what we’ve been successful with, obviously our antenna products have been a good product and solution that we’ve been able to offer, as well as our in-building coverage and our repeater products, and our amplifier and some of our complete solutions were pretty effective, as well. And then we have had some success with our remote radio head products.

So we’re pretty pleased across the product portfolio. I think going forward, we’re going to continue to focus on trying to sustain that operator business and actually grow that. That’s our goal and our OEM customers are very important to us, as well,so we want to continue to maintain that dual strategy. But in this environment, as I have stated earlier, I certainly see a lot more willingness from the operators to try to buy and purchase solutions that are more cost effective and allow them to advance there and leverage their existing CapEx and their networks and that really benefits Powerwave today.

George Iwanyc - Oppenheimer - Analyst

How would you characterize the visibility into the carrier activity? Is it really near term or do you have a little longer visibility there?

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Well, I guess the visibility, it really depends on what you would call long term. I would not tell you that there’s a six months worth of visibility out in the network operator business, but we certainly feel pretty comfortable that we have pretty good visibility of what’s going on here in the next, let’s say quarter or so that we’re comfortable with and looking longer term, at least the spending patterns and the commitments that the operators have made gives us some comfort that at least for the remainder of the year, it still should be pretty healthy spend that most of the operators are planning on spending and building out their networks towards.

George Iwanyc - Oppenheimer - Analyst

Okay. And following up on the seasonality question, with the trends you are seeing right now, normally you see a second half larger than the first half, is there anything that would make you — outside of the macroeconomic situation, in your booking patterns that would suggest that wouldn’t happen this year?

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

No, but as we said, Q3 is typically — you have a little bit slower period with the European holidays and what takes place in Europe, but as a whole, the second half does appear to be on track for what we typically have seen in the previous years.

George Iwanyc - Oppenheimer - Analyst

Okay. Thank you very much. Keep up the good work.

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Thank you.

Operator

Your next question comes from the line of Jeff Kvaal with Lehman Brothers. Please proceed.

Jeff Kvaal - Lehman Brothers - Analyst

Hello, can you hear me okay.

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Yes, we can, Jeff.

Jeff Kvaal - Lehman Brothers - Analyst

Super. I guess Ron, for you my question is, along the line of the sustainability of the great growth that you have, obviously 20% is well above, as you point out, where the industry is. Do you feel like you should be in a position to grow faster than the industry or closer to the industry over the next, say, 12 or 18 months is this.

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Well, I guess, Jeff, I’ll be honest. Right now I’m very focused just to try to deliver what we need to do for the remainder of this year. I don’t think that anyone in this industry quite has a visibility out 12 or 18 months. As we stated at the beginning of the year, we believe that we can grow slightly faster, maybe, than what the industry average was at that point when we had given our initial guidance and obviously, at least through the first six months of this year, we have been able to maintain that — the growth that we had anticipated. And we’re going to continue to try to drive aggressively our solutions into the marketplace and if the macroeconomic environment is not changed, at least the patterns we see today, I think we’re going to be very successful in delivering the types of growth rates that we had outlined.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. Kevin, on the OpEx side, if we exclude the $1.5 million, even then it seems as though your OpEx is up a little bit sequentially, how should we think about that and what gives you the confidence that $45 million then is achievable by the fourth quarter?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Well, we were up — you’re correct in that, we were up about $1.1 million from the first quarter. We did encounter some expenses that were a little higher than what we anticipated. Our focus is on driving — in addition to reducing our operating expenses and hitting our targets, is also been to drive improvements in the gross margin. On the operating expense side, we’ve taken a lot of actions, the latest that you can see is, obviously, the decision to close our Salisbury plant. We also took some other actions during the quarter with some other facilities. So we are taking actions that will drive lower operating expenses. We’re doing things throughout our organization. We’re renegotiating contracts, we’re renegotiating what we spend throughout operating expenses, and we’re pretty confident that by the end of the year we will hit our targets, if not sooner, and we’re very focused on that. We haven’t changed the target and we;re going to continue to drive on that. So we know that we’ve got a ways to go, but we understand the leverage in that and where the entire Company is focused and committed to that.

Jeff Kvaal - Lehman Brothers - Analyst

All right. Thanks.

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

I think some of the actions that we have announced with Salisbury and some of the other facilities that we’ve already taken action around has — I think will over time show that we are able to achieve that $45 million target from an operating expense perspective. And as Kevin said, it takes a period of time until you see that effect, but you will see that here before the end of the year certainly.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. Great. And then my last question is, Kevin, can you remind us how much of your debt is due in 2011?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

There’s $200 million that comes due and then the other $150 million comes due 2014.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. So the plan would be to pay off some of that with cash flow and then you might issue some more debt to replace that?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Yes. It’s — obviously it’s over three years out there and our basic plan will be to generate cash flow over that period.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. Thank you.

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Thank you.

Operator

your next question comes from the line of Ken Muth with Robert Baird. Please proceed.

Ken Muth - Robert Baird - Analyst

Hi. On the coverage solutions segment, do you expect to see any seasonality in the second half or should that trend to around kind of what you put up around Q2?

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Well, Ken, what we’re looking at, as I outlined earlier, is it is a little longer sales cycle so I don’t really think that it’s going to be a seasonal effect there. You’ll have the seasonal effect for some of the deployments and some of the sales that we’re focusing in the European market so that may have a slight impact, but otherwise, we think it should be fairly linear.

Ken Muth - Robert Baird - Analyst

Okay. And then a little bit surprised just that the mix there in the base stations went a little bit better. Obviously you just had really strong orders in the antenna group, but anything on the base station side why that didn’t get the pick up as some of the other businesses in Q2?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

I think part of that’s related to some of the OEM business, and traditionally most of the OEM business is in that base station category and we did see a little slowness in our total OEM business, so that’s probably the main impact there. We’re very happy. On the operator side we’re selling on a broad range of products, not just antennas but a number of base station products, it’s very strong. We’re very happy. I think as Ron mentioned, in North America the operator business there is doing quite well.

Ken Muth - Robert Baird - Analyst

Okay. And then when would you expect any revenues from the 700 megahertz spectrum and auction of that?

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Well, I think that’s going to be more toward next year, Ken, than what you would expect to see here on the Q3 area or Q4. I think it’s a little premature at that point to where we’d speculate revenue, but I would certainly like to see revenue to be first half of, let’s say, 2009.

Kevin Michaels - Powerwave Technologies, Inc. - CFO

There certainly is a lot of interest in those categories in terms of the engineering side. Do we have projects underway for various customers in those areas? The answer’s yes, but as Ron mentioned we wouldn’t expect to see revenues this year.

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Plus, Ken, as you know — and you actually had seen that, I believe, when you were at the show — we actually have current products, MCPAs and antennas today that do meet those requirements and our design for that protocol and that frequency.

Ken Muth - Robert Baird - Analyst

Right. And then on the in-building side again, does any of that go to the direct-to-carrier or what is the main kind of customer base there?

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

No, there’s some of that business does go direct-to-carrier but the bulk of it right now is the enterprise.

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Well, actually, Ken, the — almost all that business is categories, we categorize it in that direct channel. There is a little bit going to some OEMs, but almost the entire business is categorized in our direct channel.

Ken Muth - Robert Baird - Analyst

Okay. And then just the margin profile, that coverage solutions, is that above the corporate average?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Yes, Jim, I believe it is.

Ken Muth - Robert Baird - Analyst

Okay. Great. Thank you very much.

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Thank you.

Operator

Your next question comes from the line of Kim Watkins with JPMorgan. Please proceed.

Kim Watkins - JPMorgan - Analyst

Thank you. I just wanted to ask on linearity. I think last quarter you guys saw a pretty big March third month of the quarter. DSOs obviously were down, suggesting it might not have been as back-end loaded, but can you just talk us through how the quarter played out on a month-by-month basis?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Well, Kim I would answer that it definitely was not as back-end loaded as the first quarter and it was more linear. We’re not going to break out our details by month but we’re very happy with the linearity throughout the quarter and it was good, and definitely a significant improvement over what we saw in the first quarter.

Kim Watkins - JPMorgan - Analyst

Right. Okay. Okay. That’s all. And then just talking about the OpEx targets for the second half of the year I think you mentioned Q$1.5 million bonus accrual is that a reasonable rate to assume in addition to the $45 million target or is that something that could fluctuate pretty significantly depending on how the second half of the year plays out?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

It could fluctuate some depending on the second half of the year. It’s obviously going to be tied to some — tied to some performance metrics, so it can fluctuate a little bit, especially towards the end of the year.

Kim Watkins - JPMorgan - Analyst

Okay. And then one of the things that I didn’t hear you guys mention in the commentary about your direct, obviously that business was very, very strong, but I didn’t hear a lot of comments on the MCPAs. Can you just talk a little bit about that business and the interest to date from operators, maybe on a geographic basis where some of the deployment have occurred and how you expect that to shape up for the remainder of the year and into next?

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Well, I mean we are very happy with the MCPA business. I guess we thought it was pretty obvious that that business was doing well and we were pleased with what we were able to provide as far as solutions and MCPAs to network operators and to the OEMs, as well. So that business has been pretty strong and continues to be a good product line for Powerwave. What we were trying to do is show the diverse product segments and focus on the areas that have been of interest to everyone, Kimberly, but we are very pleased with the power amp unit.

Kim Watkins - JPMorgan - Analyst

Okay. Thank you very much.

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Thank you.

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Thank you.

Operator

Your next question comes from the line of Brian Modoff with Deutsche Bank. Please proceed.

Brian Modoff - Deutsche Bank - Analyst

Hi, guys. Can you hear me okay.

Kevin Michaels - Powerwave Technologies, Inc. - CFO

YES, WE CAN HEAR YOU, BRIAN.

Brian Modoff - Deutsche Bank - Analyst

Hi, guys. So, looking at seasonality in Europe and given the other parts of your business could you see Q3 as down sequentially or do you think you can more than offset softness in Europe with the other regions and customers?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

That’s a difficult one. I’d say traditionally — and you know. Brian, this industry — Europe is obviously a big part of our business and conservatively we would have to assume it would be down some because of the slowness that you traditionally see in Europe. Obviously, if the other businesses continue on a very strong path, which it potentially has, that could be offset. We just — it’s hard for us to predict so we would like to stay conservative, following traditional patterns out there and especially in this kind of macroeconomic environment. We — a lot of people have been expressing concerns and lowering numbers and stuff, and we think we’re in that type of environment, other than there’s a great opportunity for us and we’ve been executing on it and we think we can continue to execute on that.

Brian Modoff - Deutsche Bank - Analyst

Okay, fair enough. Then on the margins, you had pretty good mix this quarter, particularly with the antenna and in-building systems being higher, and your direct business was higher. So I’m curious about the gross margins and they did improve sequentially. but can you talk about overall — were there any challenges in the quarter on the margin side and how’s the environment holding up for you guys?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Sure, I’ll talk about some of the challenges and let Ron talk about pricing. As I mentioned in my comments we were hit by transportation costs and clearly oil prices, and I had mentioned that was over a 1% hit to our margin and that’s just from the first quarter of this year. So we saw significant increases that really impacted us and I think if we’d not had the kind of oil price rises you would have seen our margins be significantly higher. So there are those kind of raw material costs out there that are certainly impacting us and we’ve been able to offset some of that. Also, as you know, we’re still working through restructuring activities. We’ve got on going activities to drive higher margins, so we think over the course of the next year you will see us continue to improve our margins, but in the short term, there are a lot of factors out there that are impacting us that are challenging, and we think we’re doing a reasonable job of managing through those and we’re still committed to driving to that mid to high range on a longer-term basis, being mid to high 20s, so the 25% to 29% range. So that’s our long-term goal and we think on a long-term basis we can position ourselves there.

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Maybe let me expand a little bit. Kevin talked about the transportation costs increase and the surcharges that were applied, but keep in mind, petroleum has a big impact on our plastics, has a big impact on some of the other products from a raw material perspective that we use in our product design, so we’ve seen it in multiple areas of our costs. Looking at the pricing, I certainly would say that, as I said from the beginning, it’s still a pretty competitive marketplace right now and we’re not seeing the types of declines that we were being forced to try to adhere to, let’s say, a year ago, Brian. But I certainly don’t think that at this point we can say that things are flat or stable pricing wise. There’s still a lot of pressure out there in the marketplace and there’s still a fair amount of supply that’s sitting there in the market that’s try to be utilized by some of our customers.

Brian Modoff - Deutsche Bank - Analyst

Ron, can you give us an update on where you’re at in terms of number of owned facilities? What do you think long term is your target for internally produced versus external? And then maybe talk a little bit about some of the new products you have coming later in the year that might have a better margin profile on them? Thanks.

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Well, certainly I’ll touch base a little bit here. As you know, Brian, we’re putting a lot of emphasis on our in-building, our mesh network repeater products that we want to put into the marketplace here at the end of the year and in 2009. We’re very pleased with the progress and the acceptance that we’re seeing with those products, as well as our netway management software or our software that allows the network operators to actually manage and control their network realtime and dynamically, so that’s been very, very good. So, those products we’re optimistic about moving forward. We think they’re going to offer us a good opportunity for expanding our market share and expanding our customer base. The in-building coverage will allow us to expand into the enterprise market and sell those products and solutions into that market segment, as well.

As far as our mix on manufacturing — or I shouldn’t say our mix, but the strategy around in-sourcing and out-sourcing, we still have out source partners that we’re going to continue to utilize as far as allowing us to flex our manufacturing capabilities whether it’s upward or downward. And we want to continue that strategy, we think that’s a good strategy to keep us very aggressive and not become too complacent in our manufacturing sites, as well. And it’s a good benchmark, but it also allows us to maybe leverage some of their spend and their buying power, as well, so we’re going to continue to utilize that. As far as the operations that we currently have, as far as our major manufacturing sites, we still have our major manufacturing sites in China, Estonia, and we will have — we’ll utilize Santa Ana now here in North America as we move products from Salisbury here to California for the low volume, high mix. The high-volume products — or the higher-volume products will go to the APAC region and that will continue to be our manufacturing strategy, at least for the remainder of this year, and we may look at trying to have an additional site somewhere in the APAC region so we have another area for manufacturing so we’re not quite so dependent on the one operation in China.

Brian Modoff - Deutsche Bank - Analyst

Okay. Thank you very much.

Operator

The next question comes from the line of Thomas Lee with Goldman Sachs. Please proceed.

Thomas Lee - Goldman Sachs - Analyst

Hi. Thanks for taking my call. A few questions. Just on the transportation costs, you talked about plans to kind of mitigate those. If this was to remain for the foreseeable future, how long, from a timing perspective, will it take you to implement some of those plans to help mitigate some of those costs?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

I think some of the plans are happening over the latter half of the year, so we’re — part of our consolidation with our Salisbury plant into California we’re also moving some larger, bulky production back into California so we don’t have to transport across the ocean. Those actions are currently underway. We’re doing that across the globe and they should be fully in place by the end of the year.

Thomas Lee - Goldman Sachs - Analyst

Got it. And in terms of when you would see the impact here to your P&L is that more 2009 though?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

I think more 2009. We should see hopefully some improvement maybe by the fourth quarter but more in 2009, I’d say.

Thomas Lee - Goldman Sachs - Analyst

Great. And then in terms of your — on the OpEx side, just curious to get your sense on — obviously you were very clear in terms of explaining some of the increases but if — as you think about your resource planning and as business conditions change, you guys clearly are doing a great job in terms of growing your top line. Do you foresee a scenario where you perhaps need to reassess your resource planning, increasing headcount or something to that affect, or do you feel pretty comfortable with what you’ve laid out that you know, there isn’t going to be any changes on that front?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

There’s clearly no changes in this year. We’re very comfortable with that. We’ll look long term. Obviously, if things improve dramatically there may be some impact from a longer-term basis, but clearly this year there’s no changes.

Thomas Lee - Goldman Sachs - Analyst

Great. Great. And then I just want to move on to your — to the OEM side. I just, can you help us understand some of the decline in that business? Is it more a function of just market conditions or is it potentially some share loss that’s involved and just how do you see that business segment trend?

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Well, Thomas, obviously I think it’s probably well known who the OEM customers that Powerwave supports and I think if you listen to some of their end operator customers and the fact that they have maybe stopped some of the spend of their network deployment and some of the commentary of the actions that they’re taking internally to reduce spend, and the impact that that has on maybe one of these OEMs or possibly two, it’s probably pretty apparent to where some of that softness came into play. Now, with that said, we’re confident and comfortable that this OEM is moving aggressively to win some other areas of business and we’re there to support them to do that and they’ve been a good partner and we want to be there to help them grow, as well, throughout this period of time.

Thomas Lee - Goldman Sachs - Analyst

Got it. Great. And then just lastly on the direct side, can you just - can you give us a sense in terms of maybe it’s the balance from a geographic standpoint? Is it heavily — obviously North America was strong, but is it — is North America over 50% or anything - any kind of color to help us get a better understanding of the different regions that are help — that are driving that?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Sure. The thing that we’re really proud of is it’s diverse globally. It’s spread out across all of our major regions. America is doing very good, but so is the European region and we’re also doing very good in Asia and we’re doing very good in developing markets around the world, places like

Eastern Europe, places like South America, other markets. So it’s really diverse and that’s what we’re very happy about. It’s not — as we’ve noted — clearly we’re very excited with AT&T being a 10% customer, but that’s only a quarter of the piece of the puzzle and we’ve got other stuff spread almost equally across the region. We’re very confident that we have a good mix there and we’re looking to drive that further and really drive all the markets and we really think we’re well positioned.

Thomas Lee - Goldman Sachs - Analyst

Great, thank you.

Operator

The next question comes from the line of Rich Valera with Needham & Company. Please proceed.

Rich Valera - Needham & Company - Analyst

Thank you. Was wondering if you can give us a feel for where you see your long-term mix between direct and OEM business?

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Well, I think, Rich, as we had talked about we would like to have about a 50/50 split between the two and we’re getting close to that percentage and obviously, depending on the environment, I think with the solutions we have today, we could possibly have maybe a higher operator percentage than that. But we certainly first have to hit the target that we first put in place, and that’s to have about 50% of our revenue driven through the operator as well as the OEM. And it’s going to vary from time to time, depending on the time of network deployments being done. When a carrier or operator today is looking to roll out a network in many cases they’re looking for one provider to be a complete turnkey solution provider with equipment, service and deployment, and that will, in many cases, go to some of the larger OEMs, Powerwave has the service and support capabilities, but we certainly do not have the size of organization that can do a complete deployment today as the OEMs do.

And then there’s going to be times, like in this market, where they’re looking to enhance and leverage the existing capital and network that they have deployed they’re going to buy solutions and products such as Powerwave, adding on to the existing network not necessarily buying a complete new base station or architecture to redeploy in their existing network.

Rich Valera - Needham & Company - Analyst

Great. So if we were thinking about a longer term model, or just really ‘09 for modeling purpose, should we think of OEM — I’m sorry, direct continuing to increase as a percentage of sales relative to where it would be — where it might end up in ‘08?

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

That would certainly be a goal that we’re driving to try to move that up, yes.

Rich Valera - Needham & Company - Analyst

And can you give us any sense of the margin differential on average between direct and OEM? I’m sure there’s a lot of puts and takes there, but is there any kind of spreads you could give us on average?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

As you’ve mentioned it spreads all over the place. I would say it varies between equal to maybe up 1% to 2%, and it really varies across the products. It’s not comparing apple and oranges. And the other thing is, I think I’d point out that while we’re very excited with the growth we’ve seen there, part of it as a percentage basis was a slow down in some OEMs, and so if they recover quicker it’ll pull that percentage back down.

We don’t think — we think the operator business on absolute basis will continue strong and will grow, but obviously we hope to see some OEMs recover a little faster and that will pull that mix back down. But certainly from a long-term range the targets Ron talked about as 50% is certainly something we’re continuing to drive toward.

Rich Valera - Needham & Company - Analyst

Great, and just one final one for me. On the gross margin, from your 24% baseline level in Q2, wondering how should we think about Q3. I think it sounds like you would expect to have lower revenue, maybe not as favorable a mix on the direct side, but you apparently have implemented some actions on — to mitigate the transportation costs, so net-net should we think about that maybe being down a bit quarter over quarter in Q3?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

I don’t want to get into having to predict Q3. I think we’re — obviously it’s a factor of all those things we mentioned; what the revenue base comes in at, where we’re at mitigating those cost factors, what does the price of oil do in the next three months, all of those factors in there. Obviously I think we should be in that range, we’re not looking for huge movement either up or down in the very short term, but we expect to continue to see improvement by the end of the year.

Rich Valera - Needham & Company - Analyst

Fair enough. Thank you.

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Thank you.

Operator

Your final question comes from the line of Bill Choi with Jefferies. Please proceed.

Bill Choi - Jefferies - Analyst

Thanks. First of all, quick questions here. Just curious, when you use the pro forma $0.04, what was the fully-diluted share count?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

It’s the same as the basic share count because it’s the 131 million shares. We don’t — the fully diluted would be antidilutive because of the add backs, so it doesn’t kick in even at the $0.04 level.

Bill Choi - Jefferies - Analyst

Okay. So it probably needs to be above $0.07 or so, correct?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Yes, roughly around there.

Bill Choi - Jefferies - Analyst

And then you’re probably looking at something closer to 169 million shares or so?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Yes, roughly around there.

Bill Choi - Jefferies - Analyst

Okay. And then in terms of looking at the regional breakout here, I guess prior quarters we’ve kept separate segment also called other international. Where does that category get lumped into in this three category breakout?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

It’s in with the European — it’s European and other international, and then I think in our Q we break it out. Other international’s not a large piece but I think it’s broken out in the Q. I don’t have it handy.

Bill Choi - Jefferies - Analyst

Okay, so the Asia and the North America component, that doesn’t change here?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

No, those shouldn’t change, that’s correct.

Bill Choi - Jefferies - Analyst

Okay. So in terms of Asia, can you give a little color as to which countries in particular were strong?

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Well, we’ve certainly have seen some growth in parts of Indonesia, we’ve seen growth in China, we’ve seen some growth in other regions around Thailand and Australia, but I certainly don’t want to give much more granularity, Bill, because I think it’s still a pretty competitive for everyone trying to improve their sales, but those regions have been pretty good. India has been a good area, as well.

Bill Choi - Jefferies - Analyst

How do you look at China just with the moratorium around the Olympics and potentially some stalling here ahead of restructuring and maybe ‘09 might be a better year, but second half in so far China and how relevant is China as a country for you?

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Well, I guess it depends on where you want to look. If you want to be very optimistic China is just a great market for growth. We’ve always been very conservative on what we believe the roll out will be in China from the last couple of years, Bill, as you know, and I’m not optimistic that that’s going to change here in the next six to eight months. But with that said, there’s a lot of good business on the existing network, rolling out GSM products, and certainly there is an initiative now for a 3G type of network and Powerwave, as you know, has many trials and products and solutions to support that type of protocol and that type of build out. So we should be able to benefit from it, but we’re not being aggressive in our forecast for China to be that catalyst for growth.

Bill Choi - Jefferies - Analyst

Okay. And then Kevin, the earn out on the Versaflex, can you remind us what the trigger was and what is Versaflex doing in terms of quarterly revenue?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Well, we don’t break it out. It falls into our base station category. But that was — that thing was almost 1.5 years ago, the acquisition, and that was the remaining payment. There is a - tied to there was an earn out that they had reached, there isn’t — I think that’s the last one. There isn’t any additional and that’s the final one.

Bill Choi - Jefferies - Analyst

Okay. Is it meaningful? Is it meaning above 5% of revenue?

Kevin Michaels - Powerwave Technologies, Inc. - CFO

It fluctuated. At times it has been — in current quarter it’s been below that, but it’s a product line that we’re still very excited about and we think there’s some great opportunities there.

Bill Choi - Jefferies - Analyst

Okay. One last question just on — following up on the pricing trend question, I guess as a benchmark I remember talking to go you guys about 10% to 15% expectation for this year. How does that fair now? And I guess just in terms of antenna I actually heard a rumbling there might have been a price increase out there in the market. Do you can talk could talk about those two areas, please.

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Well I’ll tell you, if you’re seeing the price increase I’d love to see that. I haven’t — I’ve heard that story but I certainly haven’t seen that in action and being deployed. I do think — and I’m not sure about an 8% to 10% number, Bill, but I still do believe that we have some pretty aggressive pricing pressure here yet that’s been taking place this year. It hasn’t been to the double-digit level though; that’s good news for us and the industry, and I think consolidation has driven some of that. But I still do believe that there’s room for, for us to still try to figure out how to stabilize pricing a little bit because it’s a pretty difficult environment with all of the different components — looking at raw material transportation costs — to realistically come down that curve. And I think sometimes we have to do a better job of showing and having discussions with our customers to demonstrate the value we’re bringing and the pressure and the cost pressure that we’re not even passing on to them today. And that’s something that we’re going to continue to focus on here in the second half of the year. If we could raise prices on the antennas i think that would be great. I don’t see that, Bill, and if you know who’s doing that I’d like to have that discussion, that would be great.

Bill Choi - Jefferies - Analyst

Okay. Thanks.

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

Thank you.

Kevin Michaels - Powerwave Technologies, Inc. - CFO

Thank you.

Operator

Ladies and gentlemen, this concludes our question-and-answer session. I would like to turn the call over to Mr. Buschur for closing remarks.

Ron Buschur - Powerwave Technologies, Inc. - President & CEO

I’d like to thank everyone for joining us today and your continued interest in Powerwave Technologies. As many of you noted we have engaged Stapleton Communications to assist us in investor relations activities and we would encourage you to contact them. In the meantime we look forward to sharing with you our results for the third quarter of 2008.

Operator

Thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect. Have a good day.

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